CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *.  A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

API AGREEMENT

This Agreement dated May 5, 2005 is made by and between GuruNet Corporation, a Delaware corporation, with offices at 237 West 35th Street, Suite 1101, New York, NY 10001 (“Partner”) and Shopping.com, Inc., a Delaware corporation, with offices at 8000 Marina Blvd., 5th floor, Brisbane, CA 94005 (“Shopping.com”).

RECITALS

WHEREAS, Partner maintains or supplies content to one or more sites on the world wide web through which it provides information and services (the “Partner Service”); and

WHEREAS, Shopping.com maintains a database of information relating to shopping on the internet, including price, product and merchant data (the “Shopping.com Service”); and

WHEREAS, Partner desires to obtain information from the Shopping.com database in order to make available some or all of such information to Users;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following definitions shall apply:

1.1	"Affiliate," as to either party, means a second entity or person that directly or indirectly Controls, is Controlled by, or is under common Control with, the party.

1.2
“Control” means owning, directly or indirectly, stock or other interest in an entity representing more than fifty percent (50%) of the aggregate stock or other interest entitled to vote on the election of directors.

1.3
“Intellectual Property Rights” means, with respect to any data, device, or other asset of any kind, all copyright, patent, trade secret, database, moral, termination, authorship and other proprietary rights relating to any such data, device, object code, source code or other asset including, without limitation, all rights necessary for the worldwide development, manufacture, modification, enhancement, sale, licensing, use, reproduction, publishing and display of such data, device, object code, source code or other asset.

1.4	“Marks” shall mean any Shopping.com Marks or Partner Marks.

1.5	“Partner Marks” means any and all trademarks, trade names, service marks or logos owned or licensed by Partner (other than any Shopping.com Marks licensed hereunder).

1.6
“Promotional Materials” shall mean all marketing, advertising, and promotional materials in all media, created or developed by or on behalf of one of the parties relating to or associated with this Agreement.

1.7
“Referral Revenue” shall mean the gross amount received by Shopping.com directly or indirectly, arising from each click by a User on a link to a paying merchant or other party which appears in the Shopping.com Data. Referral Revenue is tracked by Shopping.com’s standard merchant program within a session initiated by a click on a URL within the Shopping.com Data, as measured using Shopping.com’s standard tracking methods.

1.8	“Shopping.com Marks” means any and all trademarks, trade names, service marks or logos owned or licensed by Shopping.com (other than any Partner Marks licensed hereunder).

1.9	“User” shall mean each person who uses the Partner Service, or at a future point, the Co-Branded Partner website.

2.	LINKS TO SHOPPING.COM SERVICE

2.1.
Partner may provide or link Users to the Shopping.com Service via links provided by Shopping.com in accordance with the terms and conditions of this Agreement. Specifically, Shopping.com will provide keywords to Partner for shopping-related search queries, and Partner will use commercially reasonable efforts to ensure that shopping-related search queries made by Users shall be directed to the Shopping.com Service, and Shopping.com shall return a response consisting of XML data and links (the “Shopping.com Data”) which Partner shall display on the Partner Service. Further queries and refinements of search queries from Users shall be likewise directed to the Shopping.com Service. Shopping.com shall not include banner advertisements in the Shopping.com Data, Shopping.com Service or otherwise to Partner, unless agreed in writing by Partner.

2.2.
Shopping.com shall provide to Partner its Shopping.com Application Programmer Interface (“API”) XML content integration services in accordance with the Shopping.com API XML Integration Technical White Paper (the “White Paper”) which is available for review in Exhibit B.

2.3.
Exhibit B provides API guidelines Partner must adhere to; any violations of Exhibit B shall be considered a material breach of its obligations under this Agreement and must be remedied immediately. If Partner does not remedy such material breach within thirty (30) days of receipt of written notice of such breach, Shopping.com may terminate on written notice. If Shopping.com alters the White Paper materially, and Partner is not able to, or chooses not to, comply with the change(s), either party may terminate the Agreement upon thirty (30) days’ written notice.

2.4.	Each element of Shopping.com Data shall have a corresponding URL link provided by Shopping.com.

2.5.
Shopping.com reserves the right to change the contents (including but not limited to excluding categories from such Data) of the Shopping.com Data from time to time in its sole discretion, provided that Shopping.com provides written notice to Partner of any material changes at least thirty (30) days in advance of such changes.

2.6.	Partner must attribute any Shopping.com Data displayed on the Partner Service to Shopping.com with such attribution being the text ”Data Provided by Shopping.com” and a Shopping.com logo.

3.	SERVICE RESPONSIBILITY

3.1.
Each party will be solely responsible for the development, operation and maintenance of, in the case of Partner, the Partner Service and that its use of the Shopping.com Data does not exceed authorized usage, and in the case of Shopping.com, the Shopping.com Service and the Shopping.com Data, and for all materials that appear on such locations, other than materials provided by the other party; Shopping.com will adhere to the service specifications listed in Exhibit A. Such responsibilities include, but are not limited to:

3.1.1.	the technical operation of such service(s) and all related equipment;

3.1.2.	the accuracy and appropriateness of materials posted on such service(s);

3.1.3.
ensuring that materials posted on such service(s) do not violate any law, rule or regulation or infringe upon the rights of any third party, including, but not limited to, copyright, trademarks, privacy or other personal or proprietary rights; and

3.1.4.	ensuring that materials posted on such service(s) are not obscene, libelous or otherwise illegal.

3.2.	Partner shall promptly forward to Shopping.com any customer service inquiries received from Users that relate to the Shopping.com Data.

3.3.	Each party disclaims all liability for all such matters with respect to the other party’s services(s).

3.4.
The parties agree to use commercially reasonable efforts to maintain high quality technical performance standards. The parties agree that they will use best efforts to avoid any virus, worm, Trojan Horse or other contaminating or destructive feature in its or the other party’s content or services.

3.5.
Once Partner exceeds [ * ] in Referral Revenue in any given month, Shopping.com agrees to build a Co-Branded Website (at the following URL: answers.shopping.com) within six (6) weeks from such month Partner reaches the revenue plateau (the “Co-Branded Website”).

If Shopping.com builds Partner a Co-Branded Website, following the Co-Branded Website launch, Partner will only be allowed one change request per calendar year.

4.	CONSIDERATION, PAYMENTS, REPORTS AND AUDIT RIGHTS

4.1.	Shopping.com will pay to Partner a tiered share of all Referral Revenue earned by Shopping.com in each month of the Term of this Agreement. The tiered payment is as follows:

•	If Partner generates Referral Revenue in a month of [ * ] or less, the share to the Partner for the month is [ * ] of that month’s Referral Revenue.

•	If Partner generates Referral Revenue in a month in excess of [ * ], the share to the Partner for the month is [ * ] of that month’s Referral Revenue.

4.2.
Shopping.com will keep and maintain records of Referral Revenue during the Term and for one year thereafter. Within ten (10) days following the end of each calendar month during the Term, Shopping.com will submit to Partner a report of the amount of Referral Revenue for such month. Additionally, subject to a final accounting to be completed within ten (10) days following the end of each calendar month during the Term, Shopping.com shall make online reports with daily Referral Revenue numbers available to Partner. Shopping.com will pay Partner within thirty (30) days after the end of each calendar month all fees due under this Agreement.

4.3.
Once every six (6) months during the Term of this Agreement, and for twelve (12) months following the then current 12-month Initial Term or Renewal Term, as the case may be, Partner may cause an independent auditor to inspect Shopping.com’s relevant books and records at Shopping.com’s offices to verify the accuracy of Shopping.com’s calculation of Referral Revenue; provided that reasonable advance notice is given and the inspection does not unreasonably interfere with Shopping.com’s business activities, and further provided that the auditor signs Shopping.com’s standard confidentiality agreement before conducting the audit. Shopping.com shall promptly make any underpayments revealed by said audit, plus interest at the rate of 1% (one percent) per quarter from the time that payment was to be made. Such audit shall be at Partner’s expense; however, if the audit reveals underpayments in excess of five (5%) of the fees owed for the period covered by the applicable audit, Shopping.com shall pay the cost of such audit plus interest at the rate of 1% (one percent) per quarter on the sums owed to Partner.

4.4.	Except as otherwise specifically provided in this Agreement, each party shall be responsible for all costs and expenses relating to the performance of its obligations hereunder.

5.	TERM, RENEWAL AND TERMINATION

5.1.
This Agreement shall become effective upon its execution by both parties (“Effective Date”) and, subject to termination as provided below, shall continue for 12 months from the Launch Date (the “Initial Term”). The Launch Date shall be determined by the date upon which the Shopping.com Data is first made available to Users on the Partner application, service or site.

5.2.
This Agreement shall automatically renew for successive 12-month terms (each, a “Renewal Term”), unless either party provides written notice of termination thirty (30) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to as the “Term.”

5.3.
Either party hereto may, at its option, upon five (5) days written notice, terminate this Agreement should the other party hereto (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (iv) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization, or (vi) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs.

5.4
In the event that either party commits a material breach of its obligations hereunder, the other party may, at its option, terminate this Agreement by written notice of termination; provided, however, that if such default is subject to cure, then such notice shall be subject to a twenty (20) day cure period from the date thereof, and if the defaulting party cures such default prior to expiration of such period, termination shall not take place.

5.5
The obligations of the parties under this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, the warranties, indemnification obligations, confidentiality requirements, audit and ownership and property rights) shall survive any such expiration, termination or cancellation.

6.	REPRESENTATIONS AND WARRANTIES; INDEMNITY

6.1.
Each party represents and warrants to the other that: (i) it has the full power and authority to enter into this Agreement and to grant the rights granted herein; (ii) it is the sole owner or is a valid licensee of its respective service(s) and all content contained therein and has secured all necessary licenses, consents and authorizations with respect to use of such content and all elements thereof to the full extent contemplated herein, and that such content does not infringe the Intellectual Property Rights of third parties; (iii) its Intellectual Property Rights provided to the other party hereunder will not infringe on any copyright, trademark, U.S. patent or other Intellectual Property Rights of any third party; (iv) it will comply with all applicable laws, rules and regulations in performing its obligations hereunder; and (v) to the extent that it provides the other party with any data regarding end users including but not limited to names, emailing and mailing addresses, the receiving party will hold such data confidential and will not use it for any purpose other than as specifically provided herein. Notwithstanding the above, neither party makes any representation or warranty and has no liability or obligation to indemnify the other in connection with open source or publicly available content, including but not limited to that provided by Wikipedia.

6.2.
Each party shall indemnify, defend and hold harmless the other party and its Affiliates and their respective directors, officers, employees and agents against all third party claims or actions, and any liabilities, losses, expenses, damages and costs (including, but not limited to, reasonable attorneys’ fees) related thereto, to the extent same arise out of any alleged breach of such party’s representations or warranties contained in Section 6 of this Agreement, or an alleged material breach of such party’s obligations under Section 8.

7.	PROPRIETARY RIGHTS; GRANT OF LICENSE

7.1.
As between the parties, each party shall own and retain all right, title and interest, including without limitation, all Intellectual Property Rights owned by such party, in and to such party’s intellectual property, content, Marks and Promotional Materials and to the user and other data collected on such party’s services. Neither party shall make any claim to the contrary. Each party agrees to reasonably assist the other party, at the other party’s expense, in the prosecution of any infringement action or other litigation pertaining to the rights to the other party’s materials or intellectual property.

7.2.	The parties shall not remove, obscure or alter the other party’s copyright notice or the Marks from materials provided to each party.

7.3
Partner does not demur from Shopping.com’s claim that Shopping.com owns or otherwise has the exclusive right to use and license the Shopping.com Marks. Nothing contained in this Agreement shall be construed to vest in Partner any right, title or interest in or to the Shopping.com Marks or in the goodwill now or hereafter associated therewith. Any and all goodwill associated with or identified by the Shopping.com Marks shall inure directly and exclusively to the benefit of Shopping.com. Partner shall not take any action that could be detrimental to the goodwill associated with the Shopping.com Marks. Partner shall not modify any aspect of the Shopping.com Marks as provided by Shopping.com to Partner without Shopping.com's prior approval. All rights not expressly granted herein are reserved.

7.4
Shopping.com does not demur from Partner’s claim that Partner owns or otherwise has the exclusive right to use and license the Partner Marks. Nothing contained in this Agreement shall be construed to vest in Shopping.com any right, title or interest in or to the Partner Marks or in the goodwill now or hereafter associated therewith. Any and all goodwill associated with or identified by the Partner Marks shall inure directly and exclusively to the benefit of Partner. Shopping.com shall not take any action that could be detrimental to the goodwill associated with the Partner Marks. Shopping.com shall not modify any aspect of the Partner Marks as provided by Partner to Shopping.com without Partner's prior approval. All rights not expressly granted herein are reserved.

7.5
Each party acknowledges and agrees that: (i) the other party’s Marks shall remain the sole property of the other party; (ii) nothing in this Agreement shall confer in the party any right of ownership in the other party’s Marks; and (iii) the party shall at no time contest the validity of the other party’s Marks. Except as specifically provided in this Agreement, neither party shall have the right to use any Mark of the other party, or to refer to the other party directly or indirectly, in connection with any product, promotion or publication without the prior written approval of such other party. Each party hereto agrees that upon termination of this Agreement all rights granted to the other party in relation to the other party’s Marks shall immediately terminate and revert to the respective owning or licensor party.

8.	CONFIDENTIALITY; PUBLICITY

8.1 .
Each party acknowledges that by reason of its relationship to the other party under this Agreement it may have access to certain information and materials concerning the other party’s business, plans, customers, code and products that are confidential and of substantial value to such party (referred to in this Section as “Confidential Information”), which value would be impaired if such Confidential Information were disclosed to third parties. The terms of this Agreement shall be deemed to be Confidential Information. Each party agrees to maintain all Confidential Information received from the other, both orally and in writing, in confidence and agrees not to disclose or otherwise make available such Confidential Information to any third party without the prior written consent of the disclosing party. Each party further agrees to use the Confidential Information only for the purpose of performing this Agreement. No Confidential Information shall be deemed confidential unless so marked if given in writing, or, if given orally, identified as confidential orally prior to disclosure, or information which by its nature or the nature of the circumstances surrounding disclosure should reasonably be understood to be confidential.

8.2
The parties’ obligations under Section 8.1 above shall not apply to Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of or action by the receiving party; (ii) was rightfully in the receiving party’s possession prior to disclosure by the disclosing party; or (iii) is rightfully obtained by the receiving party from a third party who is lawfully in possession of such Confidential Information without restriction. Whenever requested by a disclosing party, a receiving party shall immediately return to the disclosing party all manifestations of the Confidential Information or, at the disclosing party’s option, shall destroy all such Confidential Information as the disclosing party may designate (excluding this Agreement). The receiving party’s obligation of confidentiality shall survive this Agreement for a period of three years from the date of its termination and thereafter shall terminate and be of no further force or effect. Nothing herein shall prohibit a party from complying with a lawful and binding order of any court, administrative agency or other governmental entity relating to Confidential Information, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure and reasonably cooperates with any disclosing party’s effort in obtaining confidential treatment or an order protecting the Confidential Information from public disclosure.

8.3
The parties’ may jointly prepare and issue a press release regarding the relationship; provided, that the parties mutually agree to the content and timing of such release. Subject to the provisions below, neither party shall make any other public statements or disclosures concerning the terms of this Agreement in any medium except with the prior written approval of the other party, or as required by law or the rules of any applicable stock exchange. Neither party is required to issue a press release. If a party does choose to issue a press release, it shall obtain the approval of the other party, which approval shall not be unreasonably withheld or delayed. Failure of a party’s Press Release Contact to object within five (5) business days of receipt of the proposed press release by the other party’s Press Release Contact shall be deemed to be approval. Each party agrees that it currently has no reason to object to a press release explaining the establishment of the relationship between the parties, provided that only a broad and general description of the relationship is included. Partner’s Press Release Contact is: Jay Bailey at jayb@gurunet.com; Shopping.com’s Press Release Contact is: Christine Marks at cmarks@shopping.com .

9.	LIMITATION OF LIABILITY AND DISCLAIMER

9.1.
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES (OR ANY LOSS OF REVENUE, PROFITS OR DATA), HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR UNDER ANY OTHER LEGAL THEORY, WHETHER FORESEEABLE OR NOT AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. BOTH PARTIES AGREE THAT THESE LIMITATIONS OF LIABILITY ARE AGREED ALLOCATIONS OF RISK AND ARE RE-FLEC-TED IN THE FEES AGREED UPON BY THE PARTIES. FURTHER, NEITHER PARTY’S AGGREGATE LIABILITY ARISING WITH RESPECT TO THIS AGREEMENT (EXCEPT FOR AMOUNTS PAYABLE HERE-UN-DER OR PURSUANT TO THE INDEMNIFICATION OBLIGATION IN SECTION 6.2) SHALL EXCEED THE TOTAL AMOUNTS PAYABLE TO PARTNER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRIOR TO THE DATE SUCH ALLEGED CLAIM AROSE. NOTWITHSTANDING ANY-THING TO THE CONTRARY HEREIN, THIS SECTION 9 SHALL NOT AP-PLY TO ANY AMOUNTS PAYABLE BY ANY PARTY THAT BREACHES THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT.

9.2.
EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER SHOP-PING.COM NOR PARTNER MAKES ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SHOPPING.COM SERVICE, PARTNER SERVICE, PARTNER TOOLBAR, DATA OR ANY OTHER MAT-TER PERTAINING TO THIS AGREEMENT INCLUDING THE AMOUNT OF TRAFFIC PARTNER SHALL PROVIDE OR DIRECT TOWARDS SHOP-PING.COM, IF AT ALL.

10.	GENERAL PROVISIONS

10.1.
Neither party shall be liable for, or be considered in breach of or default under this Agreement due to any failure to perform its obligations under this Agreement (other than its payment obligations) as a result of a cause beyond its control, including any act of God, public enemy or terrorist, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability of supplies, extraordinary market conditions or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing Party with reasonable care; provided, however, that either party may terminate this Agreement upon written notice to the other party in the event such failure to perform continues unremedied for a period of thirty (30) days.

10.2.
The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party.

10.3.
Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally; (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. certified mail, return receipt requested, postage prepaid, or any other means of rapid mail delivery for which a receipt is available, to the address of the party to whom the same is directed as first set forth above.

10.4.
The failure of either party to require or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance.

10.5.
This Agreement sets forth the entire agreement, and supersedes any and all prior agreements of the parties with respect to the subject matter hereof. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the duly authorized representatives of both parties. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

10.6.
Neither party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement without the other party’s consent to a parent or commonly controlled entity or to any person or entity, which acquires or succeeds to all or substantially all of such party’s business assets. Notwithstanding the foregoing, if either party is acquired by a direct competitor of the other party, such other party shall have the right to terminate this Agreement at any time within 30 days of receipt of written notice of such acquisition. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.7.
In the event that any provision of this Agreement is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

10.8.	This Agreement and all matters related to this Agreement shall be governed by the laws of the State of California without regard to its choice of law rules.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latter date written below.

SHOPPING.COM, INC.		GURUNET CORPORATION

By:	/s/ Josh Wetzel	By:	/s/ Robert S. Rosenschein
	Name: Josh Wetzel		Name: Robert S. Rosenschein
	Title: Director of Business Development		Title: CEO